As filed with the United States Securities and Exchange Commission on March 29, 2024

Registration No. 333-252371

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genetron Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands		N/A
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
1-2/F, Building 11, Zone 1, No.8 Life Science Parkway Changping District, Beijing, 102206 People’s Republic of China +86 10 5090-7500
(Address, including zip code, of Principal Executive Offices)
2019 Genetron Health Share Incentive Plan 2019 Genetron Health Share Incentive Scheme
(Full title of the plans)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 (800) 221-0102
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Li He, Esq. Xuelin (Steve) Wang, Esq. Davis Polk & Wardwell LLP 18/F, The Hong Kong Club Building 3A Chater Road, Central Hong Kong, People’s Republic of China +852 2533 3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-252371) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on January 25, 2021 by Genetron Holdings Limited, a company established under the laws of the Cayman Islands (the “Company”). Under the Registration Statement, a total of 54,791,600 ordinary shares, par value US$0.00002 per share, of the Company, were registered for issuance under the Company’s 2019 Genetron Health Share Incentive Plan and 2019 Genetron Health Share Incentive Scheme (collectively, the “Plans”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plans.

On March 28, 2024, pursuant to the agreement and plan of merger dated October 11, 2023 (the “Merger Agreement”) among the Company, New Genetron Holding Limited (“Parent”) and Genetron New Co Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger and becoming a wholly owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on March 29, 2024.

GENETRON HOLDINGS LIMITED

By:	/s/ Sizhen Wang
	Name:	Sizhen Wang
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.